Exhibit 10.2

AMENDMENT
TO THE ATLAS AIR WORLDWIDE HOLDINGS, INC.
2004 LONG TERM INCENTIVE AND SHARE AWARD PLAN

        In accordance with Section 8(d) of the Atlas Air Worldwide Holdings, Inc. 2004 Long Term Incentive and Share Award Plan (the “Plan”), the Plan is hereby amended as follows:

        1.        Section 8(c) is hereby amended and restated in its entirety to read as follows:

“(c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, or any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Company may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations. Any withholding of shares or other purchase of shares to allow an Eligible Person to satisfy tax obligations shall be limited to the amount which the Company determines may be so withheld or repurchased without subjecting the Plan or any portion thereof to variable accounting.”

        2.        This Amendment shall be effective as of the Plan’s Effective Date, as though incorporated therein at such time.